Exhibit 18.1

February 21, 2019

Board of Directors

Sprouts Farmers Market, Inc.

5455 E High Street, Suite 111

Phoenix, AZ 85054

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Sprouts Farmers Market, Inc.’s (the “Company”) Annual Report on Form 10-K for the year ended December 30, 2018 (the “Form 10-K”) pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Form 10-K and issued our report thereon dated February 21, 2019.  Note 3 to the financial statements describes changes in accounting principle for the Company’s classification of certain expenses in the consolidated statements of income. The Company (a) changed the classification of certain store occupancy and buying costs, which are largely sales and marketing driven, from cost of sales to selling, general and administrative expenses, (b) changed the presentation of direct store expenses and store pre-opening costs, which were previously reported on separate line items, to selling, general and administrative expenses and (c) changed the classification of depreciation and amortization from direct store expenses and selling, general and administrative expenses to a separate line item called “depreciation and amortization (exclusive of depreciation included in cost of sales).” It should be understood that the preferability of one acceptable method of accounting over another for classification of these costs has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable.  Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, a change to a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona